Exhibit 99.1

KAVEH VARJAVAND ELECTED TO CU BANCORP BOARD OF DIRECTORS

Los Angeles, CA, August 31, 2015 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today announced that Kaveh Varjavand has been appointed to serve as a Director of CU Bancorp and its subsidiary, California United Bank, effective September 1, 2015.

“We are very pleased to welcome Kaveh to the Boards of CU Bancorp and California United Bank; he has broad experience in financial reporting, risk management and regulatory compliance for the banking industry and will add valuable perspective to our Boards,” said David Rainer, Chairman and CEO of CU Bancorp and California United Bank. “We look forward to benefitting from his knowledge and counsel.”

Varjavand is a highly accomplished accounting and financial professional with 29 years of experience in the financial services industry, including 19 years in public accounting, during 14 of which he was a financial services partner.

Varjavand is the founder and president of AARCS LLC (Accounting, Audit, and Reporting Consulting Services), established in 2013, which provides consulting services to community banks in the areas of financial reporting, risk management, regulatory compliance, and governance, among others. From 2006 to 2013, he was the Partner-in-Charge of the Southern California Financial Services Group at Moss Adams LLP, where he was responsible for all aspects of client service and practice development related to financial services clients in Southern California. In 1990 Varjavand joined the audit staff at KMPG LLP, and served there as an audit partner from 1999 to 2006. He left KMPG for four years from 1994 to 1998 to work in the banking industry: from 1994 to 1997 he served as Vice President, Corporate Planning & Internal Asset Review, at Coast Federal Bank, an $8 billion savings bank; from 1997 to 1998, he served as First Vice President, Planning & Analysis at California Federal Bank, a $60 billion savings bank.

He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Varjavand earned a bachelor’s degree in accounting with a minor in economics from the University of Kentucky.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley,

Simi Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s website at www.cunb.com.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman and CEO